UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2026

EXASCALE LABS HOLDINGS INC.

(Exact name of registrant as specified in charter)

Delaware	001-43465	42-3035215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road, Suite 332
Houston, TX 77024

(Address of principal executive offices) (Zip Code)

(650) 537-7553

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	XLAB	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	XLABW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2026, Exascale Labs Holdings Inc. (the “Company”) appointed Gildas Bonnier as Interim Chief Financial Officer of the Company, effective as of September 4, 2026. In his position as Interim Chief Financial Officer, Mr. Bonnier will act as the Company’s “principal financial officer” while a formal search process to identify and appoint a permanent Chief Financial Officer of the Company is conducted. Mr. Bonnier will be reporting to the Chief Executive Officer of the Company and will be subject to the oversight of the Audit Committee of the Board of Directors of the Company.

Gildas Bonnier, 51, has more than 20 years of experience in P&L oversight, strategic planning, margin improvement, cost optimization, and execution in capital-intensive businesses in the industrial infrastructure sector. From 2003 to 2024, Mr. Bonnier held progressively senior roles at Air Liquide. As Business Development Director, Hydrogen Energy (2021–2024), Mr. Bonnier managed commercial opportunities representing a substantial portion of business-unit revenue and gross margin and developed partnerships involving approximately $325 million of contemplated capital investment. As Data Science Group Lead, R&D (2017–2020), Mr. Bonnier led pricing, contract-optimization and customer analytics initiatives. As Strategic Initiatives and Product Management, Industrial Merchant (2014–2016), Mr. Bonnier developed the five-year strategic plan for a $900 million business unit, managed performance of a $500 million product line, and led pricing and asset-utilization initiatives targeting EBIT improvements. Following Air Liquide, in 2025 Mr. Bonnier served as Head of Hydrogen Sourcing and Partnerships at Nikola Motors, where he led sourcing, commercial restructuring and cost-reduction initiatives. In 2026, he co-founded Grove Hydrogen Solutions, an infrastructure services venture focused on the operations and maintenance of hydrogen refueling stations and owners’ representation during project development and execution. Mr. Bonnier holds an MBA in Finance from the Wharton School, an M.S. in Transportation Infrastructure from École des Ponts ParisTech, and a B.S. in Mechanical Engineering from ESTACA.

In connection with the appointment of Mr. Bonnier as the Company’s Interim Chief Financial Officer, the Company entered into a consulting agreement, dated as of September 4, 2026, with Mr. Bonnier (the “Consulting Agreement”). Pursuant to the Consulting Agreement, the Company will pay Mr. Bonnier a fee of $10,000 per calendar month, prorated for any partial month, payable monthly in arrears. The foregoing fee constitutes the entirety of Mr. Bonnier’s compensation for his services as the Company’s Interim Chief Financial Officer. Mr. Bonnier will not be entitled to any bonus, equity award, severance or employee benefits under the Consulting Agreement. The Company will reimburse Mr. Bonnier for reasonable, documented, out-of-pocket business expenses incurred in connection with the performance of his/her services, provided that such expenses are approved in advance by the Company’s Chief Executive Officer. The Consulting Agreement will continue until the earliest of (i) the date a permanent Chief Financial Officer of the Company begins service, (ii) termination by either party upon ten (10) days’ written notice to the other party or (iii) immediate termination by the Company for fraud, willful misconduct, gross negligence, material breach of the Consulting Agreement, violation of applicable law or material Company policy, or refusal to perform the services.

There are no arrangements or understandings between Mr. Bonnier and any other person pursuant to which Mr. Bonnier was appointed as Interim Chief Financial Officer of the Company. There are no family relationships between Mr. Bonnier and any director or executive officer of the Company. There are no current or proposed transactions in which Mr. Bonnier has or will have a direct or indirect material interest and in which the Company is or will be a participant that requires disclosure pursuant to Item 404 (a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2026	EXASCALE LABS HOLDINGS INC.

	By:	/s/ Hoansoo Lee
	Name:	Hoansoo Lee
	Title:	Chief Executive Officer

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